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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
AmeriVest Properties Inc.:

We consent to the use of our report dated March 7, 2003, with respect to the consolidated balance sheet of AmeriVest Properties Inc. (the "Company") as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-KSB of the Company and incorporated herein by reference and to the use of our report dated April 11, 2003 with respect to the statement of revenue and certain expenses of the Southwest Gas office building in Phoenix, Arizona for the year ended December 31, 2002 included in the AmeriVest Properties Inc. Form 8-K/A dated April 22, 2003 and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Denver, Colorado
January 23, 2004

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Independent Auditors' Consent